Exhibit 99.1

Cooper-Standard Automotive Obtains Commitment for $245 Million

Equity Investment Backstop to Fund Chapter 11 Plan

Files Chapter 11 Plan and Disclosure Statement

NOVI, Mich., February 2, 2010—Cooper-Standard Holdings Inc., the parent company of Cooper-Standard Automotive Inc., announced today that it has entered into an Equity Commitment Agreement with certain holders of the Company’s 7% Senior Notes due 2012 and 8 3/8% Senior Subordinated Notes due 2014, providing for a commitment to backstop a $245 million equity Rights Offering that will be made to eligible holders of the Senior Notes and Senior Subordinated Notes. The Rights Offering will be effectuated through a proposed joint chapter 11 Plan of Reorganization, which was filed yesterday with the United States Bankruptcy Court for the District of Delaware. The Plan, the Rights Offering, and all related transactions have the full support of the Official Committee of Unsecured Creditors.

Under the Plan, and subject to confirmation of the Plan, the Company’s Debtor-in-Possession financing and prepetition credit facility will be paid in full in cash. Likewise, general unsecured claims against Cooper-Standard Automotive and all of its debtor subsidiaries will receive payment in full in cash. Holders of the Senior Notes will be issued 18.75% of the New Common Stock of the Company, and eligible holders of the Senior Notes will receive Rights to purchase, in the aggregate, 45% of the New Common Stock of the Company. Holders of the Senior Subordinated Notes will be issued 6.25% of the New Common Stock of the Company and Warrants to purchase, in the aggregate, 5% of the New Common Stock on the terms set forth in the Plan, or, at the election of such holders, a cash payment in lieu of the Warrants. Eligible holders of the Senior Subordinated Notes will also receive Rights to purchase, in the aggregate, 15% of the New Common Stock of the Company.

Pursuant to the Equity Commitment Agreement, certain holders of the Company’s Senior Notes and Senior Subordinated Notes have agreed to purchase 15% of the New Common Stock and provide a backstop for any unsubscribed portion of the Rights Offering in a total amount of $245 million. The commitment of these Backstop Parties is subject to a number of conditions, including Bankruptcy Court approval of the Equity Commitment Agreement and confirmation of the Plan.

Under the Plan, the Company’s balance sheet will be significantly deleveraged with an estimated funded debt balance at emergence of approximately $430 million. This represents a reduction of over $700 million from pre-petition levels.

“Obtaining a $245 million equity investment and filing our Plan are significant achievements that pave the way for our expeditious and efficient emergence from bankruptcy,” stated James S. McElya, Chairman and Chief Executive Officer of the Company. “The Equity Commitment

Agreement is a strong statement of support by a significant group of the company’s current creditors, and the fact that the Official Committee of Unsecured Creditors fully supports the Plan and the Rights Offering strongly indicates that the transaction is in the best interests of all of our unsecured creditors. The Plan and Equity Commitment Agreement will allow the company to emerge from bankruptcy with a stronger balance sheet and maintain its leadership position in the industry.”

The hearing to approve the adequacy of the Disclosure Statement filed in connection with the Plan is scheduled for March 9, 2010. It is expected that the hearing to approve the Equity Commitment Agreement will be scheduled for on or before March 9, 2010. Cooper-Standard Automotive Canada Limited, the Company’s Canadian subsidiary that has sought relief under the Companies’ Creditors Arrangement Act in Canada, intends to file a Plan of Arrangement or Compromise in the Canadian Court in the near term. Court approval of the Disclosure Statement is necessary to allow the Company to solicit votes for confirmation of the Plan. Consummation of the Plan is subject to a favorable vote by creditors, review and approval of the Bankruptcy Court and satisfaction of the confirmation requirements of the Bankruptcy Code.

This press release does not constitute an offer to sell or the solicitation of an offer to purchase any securities in the contemplated Rights Offering. The contemplated Rights Offering will not commence until after the Company’s Disclosure Statement has been approved by the Bankruptcy Court. Securities that may be issued pursuant to the contemplated Rights Offering or the Equity Commitment Agreement will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States without registration or an available exemption from registration.

About Cooper-Standard Automotive

Cooper-Standard Automotive Inc., headquartered in Novi, Michigan, is a leading global automotive supplier specializing in the manufacture and marketing of systems and components for the automotive industry. Products include body sealing systems, fluid handling systems and NVH control systems. Cooper-Standard Automotive employs approximately 16,000 people globally and operates in 17 countries around the world. For more information, please visit the company’s website at www.cooperstandard.com or www.kccllc.net/cooperstandard.

Forward Looking Statements

This news release includes forward-looking statements, reflecting current analysis and expectations, based on what are believed to be reasonable assumptions. The outcome of the chapter 11 cases is uncertain and subject to substantial risk. There can be no assurance that the Company will be successful in achieving its financial restructuring. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on many factors, including, without limitation: the effects of the chapter 11 cases on the company; risks and uncertainties relating to approval by the Bankruptcy Court of the Plan, Disclosure Statement and Equity Commitment Agreement; the ability to obtain approval of motions in the chapter 11 proceedings from time to time; the ability to maintain contracts and suppliers and customer relationships; the ability to obtain exit financing; limitations on flexibility in operating business contained in the company’s debt agreements; the company’s dependence on the automotive industry; availability and cost of raw materials; the company’s dependence on certain major customers; competition in the automotive industry; sovereign and other risks related to the company’s conducting operations outside the United States; the uncertainty of the company’s ability to achieve expected cost reduction savings; the company’s exposure to product liability and warranty claims; labor conditions; the company’s vulnerability to rising interest rates; the company’s ability to meet customers’ needs for new and improved products in a timely manner; the company’s ability to attract and retain key personnel; potential conflicts of interest between owners and the company; the company’s legal rights to its intellectual property portfolio; the company’s pension plans; environmental and other regulations; and the possibility that the company’s bankruptcy exit strategy will not be successful. There may be other factors that may cause the company’s actual results to differ materially from any forward-looking statement contained herein. Accordingly, there can be no assurance that the company will meet future results, performance or achievements expressed or implied by such forward-looking statements. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the company does not intend to update.

Media Contacts:

Sharon Wenzl, Cooper-Standard Automotive

248-596-6211

Tom Becker, Sitrick And Company

212-573-6100